NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 14, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 2, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Emdeon Inc. and Beagle Acquisition Corp. a wholly-owned subsidiary of Beagle Parent Corp. which is affiliated with The Blackstone Group L.P. and Blackstone Capital Partners VI L.P. became effective before the opening of November 2, 2011. Each share of Common Share of Emdeon Inc. was converted into $19.00 in Cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 2, 2011.